CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Caldwell & Orkin Funds, Inc. and to the use of our report dated May 16, 2001 on the financial statements and financial highlights of the Caldwell & Orkin Market Opportunity Fund series of The Caldwell & Orkin Funds, Inc. Such financial statements and financial highlights appear in the 2001 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.




                                           TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
August 27, 2001